Exhibit 10.1

GENSYM CORPORATION

52 SECOND AVENUE

BURLINGTON, MA 01803

August 16, 2004

Mr. Lowell Hawkinson

Belmont, MA

Dear Lowell:

We are pleased to confirm that effective upon the commencement of employment of Kim Mayyasi as Gensym Corporation’s President and Chief Executive Officer (CEO), you will become Gensym’s Chairman of the Board (an executive position), reporting to the CEO. Your specific duties as an employee will be determined by you and the CEO for recommendation to and approval by the Board.

The salary for this position will be at an annualized rate of $275,000, payable semi-monthly and subject to all applicable federal and state withholding, payroll and other taxes through the end of 2004. In addition, your current Bonus Plan for 2004 will continue. For calendar year 2005, your compensation will be set upon recommendation of the CEO and approval of the Compensation Committee of the Board in the usual executive compensation process.

All regular full-time employees working 30 or more hours per week are eligible to participate in the Company’s benefit package, which consists of medical, dental, life insurance, accidental death and dismemberment, long-term disability, short-term disability and 401(k).

Paid-Time-Off (PTO) is accrued on semi-monthly basis and is based on years of service with the company. You will continue to accrue 25 days per annum.

During your employment you will be required to devote your best efforts and full business time, skill, and attention to the performance of your duties on behalf of Gensym, and will be prohibited from undertaking any alternative and/or additional employment or business venture.

This letter is not intended to be a contract of employment for a specific period of time.

If your employment is terminated without cause, you will continue to receive your base salary and insurance benefits for a severance period. The severance period shall be eighteen months commencing on September 1, 2004 and shall decline to six months by September 1, 2005 at the rate of one severance month for each calendar month of employment thereafter completed. After September 1, 2005, the severance period shall continue to be six months.

Please indicate your acceptance by signing on the signature line below and returning it.

Sincerely,

/s/ Robert Degan
Robert Degan
Chairman of the Compensation Committee
For the Gensym Board

Enclosures:

Accepted:	/s/ Lowell Hawkinson
(Lowell Hawkinson)